COLLABORATION AND DEVELOPMENT Agreement

This Collaboration Agreement (“Agreement”) is made as of July 5, 2018 (the “Effective Date”) by and between Ampersand Biopharmaceuticals, Inc, a Delaware corporation with offices located at 2545 W. Hillcrest Dr., Thousand Oaks, CA 91320 (“Ampersand”), and Zander Therapeutics, Inc. a Nevada corporation, with offices located at 4700 Spring Street, Suite 304 La Mesa, CA, 91942, USA (“Zander”). Ampersand and Zander are sometimes referred to in this Agreement individually as a “Party”, and collectively as the “Parties”.

Recitals

WHEREAS, Ampersand has expertise and intellectual property rights relating to the use of a proprietary transdermal drug delivery system;

WHEREAS, Zander has developed and has rights to NR2F6 agonists and NR2F6 antagonists;

WHEREAS, Ampersand and Zander desire to cooperate in a research and development program to establish the use of NR2F6 agonists and antagonists coupled with the proprietary transdermal drug delivery system (“Amperzans”) in the treatment of various disorders such as arthritis, atopic dermatitis and cancer in companion animals such as dogs and cats.

In consideration of these premises and of the mutual promises set forth below, the Parties agree as follows:

Article 1.

Definitions

For purposes of this Agreement, the terms defined in this Article shall have the meaning specified and shall be applicable to both the singular and plural forms wherever used in this Agreement.

1.1 “Affiliate” means, with respect to a Party, any Entity controls, is controlled by or is under common control with, such Party. For purposes of this definition only, “control” of another Entity means: (i) in the case of corporate Entity, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; (ii) in the case of a non-corporate Entity, direct or indirect ownership of more than fifty (50%) of the equity interest with the power to direct the activities, management and policies of such Entity, whether through the ownership of voting securities, by contract or otherwise; or (iii) in the case of corporate entities in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law, but only if the such Entity has the power to direct the management and policies of such corporate entities.

1.2 “Ampersand Inventions” has the meaning set forth in Section 3.4(a)(i).

1.3 “Ampersand Technology” means the technology claims related to transdermal penetration and delivery and any Improvements made thereto during the Term.

1.4 “Applicable Law” means all laws, statutes, ordinances, codes, rules, and regulations that have been enacted by a Governmental Authority and are in force as of the Effective Date or come into force during the Term, in each case to the extent that the same are applicable to the performance by a Party of its obligations, and/or exercise of its rights, under this Agreement.

1.5 “Background Know-How” means all Know-How relating to the Field developed, conceived, controlled and/or obtained by a Party or its Affiliates prior to the Effective Date or independently of the Development Program.

1.6 “Background Patents” means patents and patent applications owned or licensable by a Party to the extent claiming inventions other than Developed Technology, but which patents or patent applications may cover one or more activities under the Development Program and/or which would be infringed by the commercial exploitation of the Developed Technology in the Field.

1.7 “Background Rights” means Background Patents and Background Know-How.

1.8 “Change of Control” means, with respect to a Party, that a Third Party shall have become the beneficial owner of securities representing more than fifty percent (50%) of the aggregate voting power of the then-outstanding voting securities of said Party, or any sale by said Party of all or substantially all of its business or assets pertaining to the Product.

1.9 “Claims” means any claim, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including, without limitation, reasonable attorney’s fees and other costs and expenses of litigation).

1.10 “Commercially Reasonable Efforts” means the level of effort, expertise, and resources required to perform a party’s assigned tasks of the Development Program consistent with the reasonable efforts that would be typically exerted by a similar company in the same general industry of comparable size and capabilities in performing assigned tasks of a workplan, that is of similar market potential at a similar stage in its product life.

1.11 “Commercialize,” “Commercializing,” and “Commercialization” means activities directed to monetizing a business opportunity to generate profit by any means, including, but not limited to, a licensing agreement; selling an asset; and marketing, promoting, distributing, importing, and/or selling a Developed Product.

1.12           “Confidential Information” means information received by one Party or its Affiliate(s) (the receiving Party) from the other Party or its Affiliate(s) (the disclosing Party) that is visibly marked as confidential or proprietary, or that the receiving Party has a reasonable basis to believe is confidential to the disclosing Party. Without limiting the generality of the foregoing, both Parties’ Background Know-How shall be deemed to constitute Confidential Information.

1.13 “Developed Product” means any product for use in the Field that is developed during the Term of this Agreement (i) the making, manufacture, use, sale or importation of which is covered by any Development Rights, and/or (ii) which includes or incorporates any Developed Technology.

1.14 “Development Period” means a period commencing on the Effective Date and ending on that date thirty-six (36) months from the Effective Date unless extended by the mutual written agreement of the Parties.

1.15 “Development Program” means the research and development program to be conducted by Ampersand and Zander during the Development Period in accordance with the Workplan.

1.16 “Development Rights” means any and all patent, copyright, trademark, trade secret and other intellectual property rights in and to the Developed Technology, whether now known or hereafter recognized in any jurisdiction.

1.17 “Developed Technology” means any and all ideas, inventions, work of authorship, work product, materials, technologies, discoveries, improvements, know-how, techniques, and other deliverables, whether patentable or unpatentable, copyrightable or uncopyrightable, including, but not limited to, any documentation, formula, design, device, code, improvement, method, process, discovery, concept, development, machine or contribution, that a Party and/or its Affiliates conceives, makes, reduces to practice or develops, in whole or in part, alone or in conjunction with others, during or as a result of conducting the Development Program,

1.18 “Entity” means any corporation, firm, partnership, proprietorship, or other form of business organization.

1.19 “Field” means the use of Amperzans for the treatment of any malady in dogs or cats.

1.20  “Intellectual Property Rights” means all intellectual property rights including, but not limited to, patents, patent applications, utility models, industrial designs, know-how, trade secrets, mask works, copyrights and Confidential Information. For purposes of this Agreement, trademarks and trade names shall not be included in the definition of “Intellectual Property Rights” and no rights under any trademarks or trade names are or shall be granted hereunder.

1.21 “Inventions” has the meaning set forth in Section 3.4(a)

1.22 “Joint Invention” has the meaning set forth in Section 3.4(a).

1.23 “Know-How” means technical information and materials, including technology, software, instrumentation, devices, data, biological materials, assays, constructs, compounds, inventions (patentable or otherwise), practices, methods, algorithms, models, knowledge, know-how, trade secrets, skill and experience, including all biological, chemical, pharmacological, toxicological, clinical, assay and related know-how and trade secrets, and all manufacturing data, manufacturing processes, specifications, assays, quality control and testing procedures, regulatory submissions and related know-how and trade secrets.

1.24 “Negotiation Period” means a period commencing on the Effective Date and ending six months after the end of the Development Period.

1.25 “NR2F6 Agonist or Antagonist” means a compound, or compounds, as defined in the Workplan.

1.26 “Territory” means worldwide.

1.27 "Workplan” means the research and development plan attached hereto as Exhibit A, which sets forth the research and development work to be performed by Ampersand and Zander during the Term for the performance of such work, as such plan may be amended from time to time by the mutual written agreement of the Parties.

1.28 “Zander Inventions” has the meaning set forth in Section 3.4(a)(ii).

1.29 “Zander Technology” means the technology claims related to the NR2F6 Agonist or Antagonist.

Article 2.

Development program

2.1 Performance of Work. Each of the Parties shall use Commercially Reasonable Efforts to perform its part of the Development Program in accordance with the Workplan; provided, however, that neither Party makes any warranties or representations regarding the successful completion of the Development Program or the achievement of any particular results. Each Party agrees to assign or use reasonably qualified personnel to perform its part of the Development Program during the Development Period as such Party reasonably determines is necessary for the fulfillment of its work under the Workplan.

2.2 Development Program Support. Except as provided for in the Workplan, a Party shall be permitted to utilize third party contractors to perform activities under the Development Program only with the prior written consent of the other Party, which consent shall not be unreasonably withheld.

2.3 Other Development Resources. Zander will supply to Ampersand, at no charge, sufficient NR2F6 Agonists and Antagonists and any related control compounds and any other materials, data and other resources necessary for performance of the Workplan. Zander will also provide any necessary consultative resources necessary for performance of the Workplan, for example and without limitation, consultation on trial design and consultation regarding contract research organizations (CROs).

2.4 Contingent Funding of Workplan. This Agreement is set in place with the expectation that funds will be raised explicitly to fund the Workplan as outlined in Exhibit A, Use of Funds. Should sufficient funds fail to be raised by both Parties as outlined in Exhibit A, Use of Funds, this Agreement and associated Workplan are null and void. Both parties recognize that Exhibit A, Use of Funds (which is incorporated by reference as if fully set forth herein) contains estimated costs and that while best efforts have been made to estimate these costs, actual costs may be greater. In the event that the completion of the Workplan exceeds these budgets, both parties acknowledge that additional funds will be raised explicitly to fund the completion of the Workplan. Should these additional funds fail to be raised, this Agreement and associated workplan are null and void. However, neither Party has assumed the responsibility or is providing any warranty to raise or contribute any specific dollar amount to fund the Workplan and it is not a breach of this Agreement if a Party does not raise cash to fund the Workplan. Except as provided in Section 2.3 and 5.1, each Party shall be responsible for its own costs for performing its responsibilities under the Workplan.

2.5 Technical Contacts. Ampersand and Zander have established “Technical Contacts” to act as liaisons between the Parties for the various technical matters that may arise during the course of the Development Program. The Technical Contacts are:

For Ampersand:

Ryan Beal, MD

Ampersand Biopharmaceuticals, Inc.,

2545 W Hillcrest Dr, Suite 215

Thousand Oaks, CA 91320

ryan.beal@ampersandbiopharma.com

213-309-8625

For Zander:

Harry Lander, PhD

Zander Therapeutics, Inc.

4700 Spring Street, Suite 304

La Mesa, CA 91942

harry.lander@regenbiopharma.com

917-696-1991

Each Party may change its Technical Contact or may designate an alternate for a limited time or scope, by notifying the Technical Contact of the other Party, as applicable, in writing prior to the delegation of such duties.

2.6 Status Meetings and Disclosure of Developed Technology. The Parties shall meet at least monthly at mutually agreed times and locations to discuss the results, progress and direction of the Development Program and to address identified technical issues and potential challenges (“Status Meetings”). During or before such Status Meetings, each Party shall disclose to the other all material Developed Technology that it has discovered, invented, developed or reduced to practice since the previous Status Meeting. Each Party's Technical Contacts, and any other persons that such Party deems to be relevant and useful, shall attend such Status Meetings. Each Party will promptly and fully disclose in writing to the other Party any and all Developed Technology.

2.7 Commercialization.

(a) Upon completion of the Development Program, the Parties agree to exert Commercially Reasonable Efforts to Commercialize the Developed Technology.

(b) Any successful monetization of Developed Technology will result in the equal sharing (i.e. 50% to Ampersand and 50% to Zander) of any consideration related to such Developed Technology including, but not limited to, equity, up-front, royalty, milestone and other payments or in-kind consideration associated with any sale, license or sublicense agreement. Such equal sharing of any consideration will be net of any expenses incurred. Should the Developed Technology be developed, marketed, commercialized and/or sold by either Party, the expenses and revenues of such activity will be shared equally.

article 3.

INTELLECTUAL PROPERTY ownership

3.1 Background Rights. Each Party shall retain sole ownership of its Background Rights, and nothing in this Agreement shall give either Party any ownership interest in or to, or any right to license, prosecute or enforce, the other Party’s Background Rights.

3.2 Development Rights. Neither party shall be entitled to practice, commercialize, market, develop, or otherwise derive a benefit from, financial or otherwise (“Exploit”), or grant third parties, including Affiliates, any rights under the Developed Technology or Development Rights in the Field to make, have made, use, have used, sell, have sold, offer to sell or import, Commercialize, or otherwise Exploit Developed Products in the Field, or grant any third party, including Affiliates, any rights to do any of the above, without the prior written consent of the other Party. Inventorship of the Development Rights will be determined in accordance with principles of U.S. patent law.

3.3 Disclosure of Inventions. Each Party shall promptly disclose, and shall cause its Affiliates to disclose, to the other in writing any and all Inventions (as defined below) that it or its employees, Affiliates, independent contractors or agents solely or jointly make, conceive, reduce to practice, author, or otherwise discover from the joint or separate activities of the Party or the Party’s agents, contractors, and Affiliates during and in connection with the performance of the activities conducted pursuant to this Agreement.

3.4 Ownership of Inventions.

(a) Ownership of inventions arising during and in the course of the Parties’ performance under the Agreement, and related intellectual property rights (“Inventions”) shall be determined in accordance with U.S. rules of inventorship, except as otherwise set forth in this Section 3.3(a), below. For clarity, except as set forth in this Section 3.3(a), below, each Party shall have an undivided interest in and to any Inventions made by employees or independent contractors of both Parties (“Joint Inventions”), without a duty of accounting to the other Party and without an obligation to obtain consent of the other Party to grant licenses thereunder in countries in which such duty or obligation would otherwise apply. Notwithstanding the foregoing:

(i) Ampersand shall solely own all Inventions relating to the Ampersand Technology and/or to methods of using or manufacturing the Ampersand Technology, whether made by employees, independent contractors or agents of either Party or jointly by employees, independent contractors or agents of both Parties (“Ampersand Inventions”). Such Inventions and patents and patent applications claiming such Inventions are included in this agreement with the same rights and privileges as Background Rights.

(ii) Zander shall solely own all Inventions relating to the Zander Technology and/or to methods of using or manufacturing the Zander Technology, whether made by employees, independent contractors or agents of either Party or jointly by employees, independent contractors or agents of both Parties (“Zander Inventions”). Such Inventions and patents and patent applications claiming such Inventions are included in this agreement with the same rights and privileges as Background Rights.

(b) With the exception of Ampersand Inventions and Zander Inventions as defined in 3.3(a)(i) and 3.3(a)(ii), the Developed Technology shall be jointly owned by both Parties. If any Developed Technology is solely owned by either Party, then the solely-owning Party shall assign, and hereby assigns, to the other Party an undivided interest in the Developed Technology such that the Developed Technology shall be jointly owned.

(c) Assignment and Protection of Interests. Without additional consideration except as otherwise provided for in this Section 3.3(c), each Party hereby assigns to the other Party such of its right, title, and interest in and to any Inventions, patent rights claiming them, and all other intellectual property rights therein, including enforcement rights, and shall require its Affiliates, independent contractors, employees, or agents to so assign to the other Party such of their right, title, and interest in and to the foregoing, as is necessary to effectuate the allocation of right, title and interest in and to Inventions as set forth in Section 3.3(a). Each Party shall, and shall cause its Affiliates, independent contractors, employees, and agents to, cooperate with the other Party and take all reasonable additional actions and execute such agreements, instruments and documents as may be reasonably required to perfect the other Party’s right, title, and interest in and to Inventions, patent rights and other intellectual property rights as such other Party has pursuant to Section 3.3(a) and Section 3.3(b). Each Party shall also include without limitation provisions in its relevant agreements with Third Parties that effect the intent of this Section 3.4(c).

3.5 Assignment of Inventions. Each Party shall ensure that, to the extent permitted by applicable Law, its employees, agents, and contractors performing work pursuant to this Agreement are, and shall cause its Affiliates performing work pursuant to this Agreement to be, under an obligation to assign to it all Inventions therein and intellectual property rights made or arising during and in the course of and as a result of the performance of such work or, where such obligation is not permitted in a particular country, to exclusively license to it all such Inventions and intellectual property rights, with the right to authorize or grant sublicenses in such country, or where neither of the foregoing obligations is permitted in a particular country then, to non-exclusively license to it all such Inventions and intellectual property rights, with the right to authorize or grant sublicenses in such country.

ARTICLE 4.

License GRANT OF BACKGROUND RIGHTS FOR Development program

4.1 License Grant. Subject to the terms and conditions of this Agreement, Ampersand and Zander each grant to the other a limited, non-exclusive, transferable (in accordance with Section 11.1), royalty-free license under the granting Party’s Background Rights in the Field in the Territory for the sole purpose of satisfying each Licensee’s obligations under the Development Program.

4.2 Sublicensing.

(a) Subject to the terms and conditions of this Agreement, a Party may grant a limited, non-exclusive sublicense under the licenses granted under Section 4.1 solely to (a) independent contractors, in each case, solely to the extent such sublicensee is performing services on such Party's behalf and for such Party’s benefit under this Agreement and provided that: (i) the sublicense subject and subordinate to the terms and conditions of this Agreement and will contain terms and conditions consistent with those in this Agreement; (ii) the sublicense is subject to the termination provisions of this Agreement; (iii) the sublicense is subject to confidentiality provisions no less stringent than the confidentiality provisions of this Agreement; and (iv) only with the prior written consent of the other Party, which consent shall not be unreasonably withheld.

(b) Each Party will remain responsible for the performance of sublicensees under this Agreement, including for all payments due thereto. Each Party will have the right to receive a redacted copy of any sublicense agreement entered into between the other party and a sublicensee within fifteen (15) business days of a request made by the non-sublicensing Party.

4.3 No Implied Licenses; Retained Rights. It is agreed and acknowledged that a Party’s ownership of and freedom to operate under jointly-owned Development Rights does not convey, grant or imply any right or license whatsoever to operate or exercise rights under the other Party’s Background Rights, and no such license, other than as expressly set forth in this Article 4, shall exist unless set forth in a separate written license agreement between the Parties. No right or license under any intellectual property rights is granted or will be granted by either Party by implication. All rights or licenses are or will be granted only as expressly provided in this Agreement.

ARTICLE 5.

PROSECUTION AND ENFORCEMENT OF RIGHTS

5.1 Background Right Patents. Each Party shall be responsible for filing and prosecuting patent applications and maintaining patents in a manner consistent with optimizing patent protection on intellectual property claimed in the Background Rights.

5.2 Development Right Patents. The Parties agree to discuss in good faith whether to file application(s) for patents on any Development Rights, and if so, in which countries the patent application(s) should be filed. Neither Party shall file a patent application based upon the Development Rights without the express written agreement of the other Party. The cost of patent prosecution and maintenance will be equally shared between the parties.

5.3 Enforcement of Rights Against Infringers.

(a) Enforcement of Development Rights Against Infringers. In the event that either Party has cause to believe that a Third Party may be infringing or misappropriating any of the Development Rights in the Field in the Territory, it will promptly notify the other Party in writing, identifying the alleged infringer and the alleged infringement or misappropriation complained of and providing the information upon which such determination is based. The cost of protecting or enforcing the Development Rights shall be shared equally by both Parties.

(b) Enforcement of Background Rights Against Infringers.

(i) Procedures and Requirements. In the event that either Party has cause to believe that a Third Party may be infringing or misappropriating any of the Background Rights relating to the Development Rights in the Field in the Territory, it will promptly notify the other Party in writing, identifying the alleged infringer and the alleged infringement or misappropriation complained of and providing the information upon which such determination is based. The Party that owns the Background Rights that are being infringed relating to the Development Rights in the Field in the Territory (“Owning Party”) will have the first right but not the obligation to stop any such infringement or misappropriation of the Background Rights by such Third Party or settle, pursuant to Section 5.3(b)(ii), with such Third Party. The Owning Party will have the sole right but not the obligation to stop any such infringement or misappropriation of the Background Rights to the extent not relating to the Development Rights. If the Owning Party fails to take action within ninety (90) days following its receipt of a notice of such infringement or misappropriation, then the Party that does not own the Background Rights that are being infringed as they relate to the Development Rights in the Field in the Territory (“Non-Owning Party”) will have the right to take action to stop such infringement or misappropriation. Upon reasonable request by the Party enforcing Background Rights in the Field in the Territory (the “Enforcing Party”), the other Party (the “Non-Enforcing Party”) will give the Enforcing Party all reasonable information and assistance, including allowing the Enforcing Party access to the Non-Enforcing Party’s files and documents and to the Non-Enforcing Party’s personnel who may have possession of relevant information and, if necessary or desirable for the Enforcing Party to prosecute any legal action, joining in the legal action as a party using counsel of its own choosing. Any such assistance provided by a Non-Enforcing Party will be rendered at the Enforcing Party’s cost and expense and the Enforcing Party will reimburse the Non-Enforcing Party for its reasonable and documented costs and expenses upon the Non-Enforcing Party’s request.

(ii) Settlement of an Enforcement Claim. The Enforcing Party will have the right to control settlement of any claims that a Third Party may be infringing or misappropriation any Background Rights in the Field and in the Territory; provided, however, that if such settlement could reasonably be deemed to have a material adverse effect on the Non-Enforcing Party, the Enforcing Party will not enter into any such settlement with respect to any Background Rights in the Territory without the prior written consent of the Non-Enforcing Party such consent not to be unreasonably withheld, delayed, or conditioned.

(iii) Expenses and Recovery. As between the Parties, the Enforcing Party will bear all costs and expenses (including any costs or expenses incurred that exceed the amounts recovered by the Enforcing Party pursuing any action under this Section 7.3.3) and payments awarded against or agreed to be paid by the Enforcing Party. Any amounts recovered by either Party pursuant to Section 7.3.1 or 7.3.2, whether by settlement or judgment, will be allocated in accordance with the following: (a) such amounts first will be used to reimburse the Parties for their reasonable costs and expenses in making such recovery and, if insufficient to cover the totality of such costs and expenses, will be allocated between the Parties in proportion to their respective costs and expenses; and (b) (i) if the Non-Owning Party is the Enforcing Party, the Non-Owning Party will retain any remainder to the extent such settlement relates to Development Rights in the Field in the Territory, and (ii) the Owning Party will receive all other amounts.

ARTICLE 6.

CONFIDENTIAL INFORMATION

6.1 Restrictions. The Parties agree to maintain Confidential Information of the other Party in confidence and not disclose such Confidential Information without the prior written approval of the disclosing Party, or make any use of such Confidential Information, except as required in order for such party to perform its obligations and exercise its rights under this Agreement. Each Party shall protect Confidential Information of the other by using the same degree of care, but not less than a reasonable degree of care to prevent the unauthorized disclosure of Confidential Information, as it uses to protect its own confidential information of like nature.

6.2 Duration. The foregoing obligations shall remain in force until five (5) years following expiration or termination of this Agreement. Notwithstanding any terms or conditions in this Agreement, any obligations in respect to trade secret will survive termination or expiration of this Agreement.

6.3 Exceptions. The restrictions set forth in this Article 6 shall not apply with respect to any information that the receiving Party can demonstrate in writing and:

(a) was known to the receiving Party prior to receipt from the disclosing Party, as documented in written records or publications that lawfully are in the possession of the receiving Party or known to the receiving Party prior to such receipt;

(b) was lawfully and generally available to the trade or to the public prior to receipt from the disclosing Party;

(c) becomes lawfully available to the trade or to the public after receipt from the disclosing Party through no act on the part of the receiving Party;

(d)  corresponds in substance to any information received in good faith by the receiving Party from any third party without an obligation of confidentiality;

(e) is independently developed by an employee, independent contractor, agent or individual working for the benefit of the receiving Party, without reference to or reliance upon, or access to any Confidential Information of the disclosing Party; or

(f) is required to be disclosed to comply with any order of a court or any applicable rule, regulation, or law of any jurisdiction or securities exchange, provided that in the event that a Party is so required to disclose Confidential Information of the other Party, it shall promptly notify such Party and allow such Party a reasonable time to oppose such disclosure, and the Party that is required to disclose such information shall do so only under an appropriate protective order or confidential treatment that preserves the confidentiality of the information to the greatest extent practical.

6.4 Authorized Disclosure. To the extent (and only to the extent) that it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party in the following instances:

(a) preparing, filing, prosecuting, and/or maintaining patent applications to the extent permitted in this Agreement; and

(b) prosecuting or defending litigation.

If and whenever any Confidential Information is disclosed in accordance with this Section 6.4, such disclosure will not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than in breach of this Agreement). Where reasonably possible, the Receiving Party will notify the Disclosing Party in writing of the Receiving Party’s intent to make such disclosure pursuant to this Sections 6.4 sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action appropriate to protect the confidentiality of the information while still permitting such disclosure, and the Receiving Party will cooperate with the Disclosing Party in such efforts.

6.5 Terms of Agreement. This Agreement and the relationship between Zander and Ampersand shall be considered Confidential Information for purposes of this Article 6. Notwithstanding the foregoing, each Party shall have the right to disclose this Agreement to the extent required by applicable law or the rules of any stock exchange and in confidence to any bona fide prospective investor or a purchaser of a business or technology to which this Agreement pertains.

6.6 Publications. Neither Party has the right to make publications and/or public presentations with respect to Developed Technology and/or the Development Program without the prior written consent of the other Party, which shall not be unreasonably withheld. To achieve such consent, the publishing Party shall submit to the non-publishing Party, in compliance with section 11.4 of this Agreement, a draft of the manuscript or publication 90 (ninety) days before publication or submission of manuscript, whichever is the earlier. In the event that the non-publishing Party does not comment on such draft of a publication within 60 (sixty) days after its receipt, approval shall be considered given. Each Party agrees to acknowledge in any public disclosure the support received from the other Party. For the purposes of publication, if approval is given pursuant to this Section 6.6, acknowledgement of the non-publishing party in the publication shall not be a breach of this agreement.

6.7

6.8 Announcement. Neither Party may disclose the collaboration created by this Agreement without the express written consent of the other Party, such consent not to be unreasonably withheld.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnity Obligations.

(a)  Zander will defend Ampersand, its Affiliates and their respective directors, officers, employees, contractors, and agents (collectively, the “Ampersand Indemnitees”), and will indemnify and hold harmless the Ampersand Indemnitees, from and against any liabilities, losses, costs, damages, fees, or expenses payable to a Third Party, and reasonable attorney’s fees and other legal expenses with respect thereto (“Losses”) arising out of any allegation, claim, action, lawsuit, or other proceeding (“Claims”) brought against any Ampersand Indemnitee by a Third Party to the extent directly resulting from or relating to: (a) any breach by Zander of any of its representations, warranties, covenants, or obligations pursuant to this Agreement, (b) activities (including product liability) engaged by Zander or its Affiliates as a result of conducting the Development Program, (c) the practice by Zander or its Affiliates of any license granted to it under Article 2, or (d) the gross negligence, willful misconduct, or unlawful acts of Zander or any of Zander’s directors, officers, employees, contractors and agents; except in any such case to the extent such Losses and Claims directly result from: (i) the negligence or willful misconduct of any Ampersand Indemnitee, (ii) any breach by Ampersand of any of its representations, warranties, covenants, or obligations pursuant to this Agreement, or (iii) any violation of Applicable Law by any Indemnitee.

(b) Ampersand will defend Zander, its Affiliates and their respective directors, officers, employees, contractors, and agents (collectively, the “Zander Indemnitees”), and will indemnify and hold harmless the Zander Indemnitees, from and against any liabilities, losses, costs, damages, fees, or expenses payable to a Third Party, and reasonable attorney’s fees and other legal expenses with respect thereto (“Losses”) arising out of any allegation, claim, action, lawsuit, or other proceeding (“Claims”) brought against any Zander Indemnitee by a Third Party to the extent directly resulting from or relating to: (a) any breach by Ampersand of any of its representations, warranties, covenants, or obligations pursuant to this Agreement, (b) activities (including product liability) engaged by Ampersand or its Affiliates as a result of conducting the Development Program, (c) the practice by Ampersand or its Affiliates of any license granted to it under Article 2, or (d) the gross negligence, willful misconduct, or unlawful acts of Ampersand or any of Ampersand’s directors, officers, employees, contractors and agents; except in any such case to the extent such Losses and Claims directly result from: (i) the negligence or willful misconduct of any Zander Indemnitee, (ii) any breach by Zander of any of its representations, warranties, covenants, or obligations pursuant to this Agreement, or (iii) any violation of Applicable Law by any Indemnitee.

7.2 Procedure. If any Indemnitee intends to claim indemnification under this Article 7, the Indemnitee will promptly notify the party providing the indemnification (“the Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor will assume the defense thereof with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee; provided, however, that an Indemnitee will have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. The Indemnitor will have the right to control the defense of, and settle, dispose of or compromise any claims for which it is providing indemnification under this Article 10; provided that the prior written consent of the Indemnitee (which will not be unreasonably withheld, delayed, or conditioned) will be required in the event any such settlement, disposition or compromise would adversely affect the interests of the Indemnitee. The indemnity agreement in this Article 7 will not apply to amounts paid in settlement or pursuant to the compromise or disposition of any loss, claim, damage, liability, or action if such settlement, compromise or disposition is effected without the prior written consent of the Indemnitor. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to the Indemnitor’s ability to defend such action, will relieve the Indemnitor of any liability to the Indemnitee under this Article 7, but the omission so to deliver notice to the Indemnitor will not relieve the Indemnitor of any liability that it may have to any Indemnitee otherwise than under this Article 7. The Indemnitee, its employees, and its agents, will cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim, or liability covered by this indemnification.

7.3 Insurance. During the term of this Agreement and for seven (7) years thereafter, each Party shall maintain, at its sole expense, such types and amounts of insurance coverage as is appropriate and customary in its respective industry in light of the nature of the activities to be performed by such Party hereunder.

Article 8.

Term and Termination

8.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and will continue unless terminated in accordance with Section 8.2, 8.3 or by mutual written consent of the Parties (the “Term”).

8.2 Termination for Material Breach.

(a) If either Party believes that the other Party is in material breach of this Agreement, then such Party may deliver notice of such breach to such other Party. In such notice, such Party will identify with specificity the alleged breach and the actions or conduct that it wishes such other Party to take for an acceptable and prompt cure of such breach or indicate that such breach is not curable; provided that such identified actions will not be binding upon such other Party with respect to the actions that it may need to take to cure such breach. The allegedly breaching Party will have thirty (30) days to cure such breach if such breach is curable. If the allegedly breaching Party fails to cure such breach within such cure period or if such breach is not curable, the other Party may, subject to Section 8.2(b), terminate this Agreement immediately by providing such allegedly breaching Party a written notice at the end of such cure period or immediately if such breach is not curable.

(b) Notwithstanding the foregoing, if the allegedly breaching Party disputes in good faith the existence or materiality of such breach and provides notice to the other Party of such dispute within such cure period, such other Party will not have the right to terminate this Agreement in accordance with this section 8.2 unless and until it has been determined in accordance with Article 10 that this Agreement was materially breached by such allegedly breaching Party who failed to cure such breach within the applicable cure period. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

8.3 Termination for Insolvency. Either party may terminate this Agreement upon notice to the other party if such other party ceases to carry on its business related to this Agreement, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or to have itself liquidated or dissolved, or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action, liquidation proceeding, or dissolution proceeding is filed against such other party and not dismissed within sixty (60) days.

8.4 Termination of Obligations. Upon thirty (30) days’ written notice, either Party shall be entitled to terminate its financial and developmental obligations under this Agreement for convenience, including, but not limited to either Party having no further business interest in the Development Program, provided that if a Party provides notice of termination of its financial and developmental obligations, this Agreement and all rights and licenses granted herein shall remain in full force and effect except that as of the date that the Party has terminated its financial and developmental obligations, that Party shall no longer be required to share in or expend expenses related to conducting the Development Program or to developing or commercializing any products related thereto. For avoidance of doubt, notwithstanding the above termination of financial and developmental obligations, the Party’s indemnity obligations under Article 7 and all other obligations related to defending claims shall remain in full force and effect.

8.5 Effects of Termination. Upon any termination of this Agreement, all rights and obligations of the Parties shall terminate forthwith, except as specifically set forth in:

(a) No termination of this Agreement shall relieve any Party of any obligation accrued prior to the date of termination, unless otherwise expressly stated herein, or relieve a Party in default from liability for damages for breach of this Agreement.

(b) Upon any termination of this Agreement, each Party shall promptly destroy or return to the other all copies in its possession or control of any Confidential Information or Background Know-How of the other Party.

(c) The provisions of Sections 3.2, 8.3, 9.2, and 9.3, and Articles 6, 7, 8, 10 and 11 hereof shall survive any termination of this Agreement in accordance with their terms.

ARTICLE 9.

DISCLAIMER; LIMITATION OF LIABILITY;
REPRESENTATIONS AND WARRANTIES

9.1 Disclaimer. except as EXPRESSLY SET FORTH IN THIS AGREEMENT, each Party expressly disclaims any and all warranties of any kind, express or implied, including the warranties of design, merchantability, fitness for a particular purpose, noninfringement of the intellectual property rights of third Parties, or arising from a course of dealing, usage or trade practices, in all cases with respect thereto. WITHOUT LIMITING THE FOREGOING, except as EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND, INCLUDING AS TO THE SUCCESSFUL DEVELOPMENT, REGISTRATION OR COMMERCIALIZATION OF ANY PRODUCTS, OR WITH REGARD TO THE MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE AND NON-INFRINGEMENT, WITH RESPECT TO ANY PRODUCTS.

9.2 Limitation of Liability. Neither Party hereto will be liable for indirect, incidental, consequential, special, exemplary, punitive or multiple damages arising in connection with this Agreement or the exercise of its rights OR PERFORMANCE OF ITS OBLIGATIONS hereunder, or for lost profits OR LOSS OF USE arising from or relating to any breach of this Agreement, regardless of any notice of such damages; provided, however, that this Section 9.2 will not limit or restrict (A) damages available for breaches of confidentiality obligations UNDER Article 6, OR (B) AMPERSAND’S OR ZANDER’S indemnification obligations under Article 7.

9.3 REPRESENTATIONS, WARRANTIES, AND COVENANTS

(a) Each Party represents and warrants to the other Party that it has the full right, power, and authority to execute and deliver this Agreement and to perform its terms, the execution and delivery of this Agreement and the consummation of the transactions required by this Agreement will not violate or conflict with any charter provision or bylaw of a Party or any of its Affiliates, it has taken all required corporate actions to approve and adopt this Agreement, this Agreement is enforceable against such Party according to its terms, that the person or person executing this Agreement on its behalf is duly authorized and empowered to do so and that it is not aware of any impediment that would inhibit its ability to perform the terms and conditions imposed on it by this Agreement

(b) Each Party warrants that it has enforceable written agreements with all of its employees, consultants, or independent contractors who receive Confidential Information under this Agreement obligating them to keep such information confidential and to use such information only as permitted in this Agreement and assigning to such Party ownership of all intellectual property rights created in the course of their employment.

(c) Each Party warrants that as of the Effective Date, it is entitled to grant the rights and licenses granted to the other Party under this Agreement, and is not currently bound, and will not be bound during the Term, by any agreement with any Third Party, or by any outstanding order, judgment, or decree of any court or administrative agency, that restricts it in any way from granting to the other Party the rights and licenses as set forth in this Agreement.

(d) Each Party warrants that it has not granted as of the Effective Date any right, option, license or interest in or to any of the Background Rights that is in conflict with the rights or licenses granted to the other Party under this Agreement; and it has not granted, or permitted to be attached, any lien, security interest, or other encumbrance with respect to the Background Rights; and each Party warrants that it will not do any of the foregoing during the Term.

(e) Each Party warrants that to its knowledge, it solely owns, and is unaware of any facts that have led it to suspect that it does not solely own the Background Rights existing as of the Effective Date.

(f) Each Party certifies that it has not utilized, in conducting any development activities or in the manufacture of any products, any person that at such time, to that Party’s knowledge, was debarred by any regulatory authority.

(g) Each Party warrants that to its knowledge, the Background Rights and the practice thereof do not infringe upon or violate the patent, copyright, trademark, trade secret or other proprietary rights of any third party, and each Party warrants that it has not received any communication or notice from any third party asserting any right, title or interest to the Background Rights.

(h) Each Party warrants that it has obtained, and during the Term will maintain, all licenses, authorizations, and permissions necessary under Applicable Law for meeting and performing its obligations under this Agreement and all such licenses, authorizations, and permissions are in full force and effect.

(i) Each Party warrants that any and all of its activities conducted in connection with this Agreement, including any and all activities relating to its use of the Background Rights, and the research, development and Commercialization of any Developed Products, will comply with all Applicable Laws.

(j) Each Party warrants that it will not engage in any activities that use the Background Rights in a manner that is outside the scope of the rights granted to it hereunder.

(k) Each Party warrants that it and its Affiliates and their respective employees and contractors have not and will not, directly or indirectly through third parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, including the Parties. Without any limitation to the foregoing, each Party and its Affiliates and their respective employees and contractors have not and will not directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other person.

9.4 Devotion of Resources. Any obligations regarding a duty to devote resources and efforts to the development of products are contained in this Agreement. There is no implied obligation to devote any other level of resources or effort.

9.5 Competitive Products. This Agreement in no way precludes either Party from developing, manufacturing, marketing, using or processing any products or technology that are not developed in accordance with the Development Program but that may be compatible or competitive with any products or Developed Technology conceived or developed in accordance with the Development Program, except that, for avoidance of doubt and consistent with the terms of this Agreement, Zander shall not commercialize any products that comprise contain or rely upon Ampersand’s technology.

Article 10.

Dispute Resolution

10.1 Applicable Law. Any questions, claims, disputes, remedies or procedural matters arising with respect to the performance, interpretation or breach of this Agreement and the actions of the Parties taken in connection herewith shall be governed exclusively by the laws of California and of the United States of America, without regard to its principles of conflicts of law.

10.2 Negotiation. Any dispute, controversy, claim or disagreement between the Parties arising from, relating to or in connection with this Agreement or the relationship of the Parties hereunder, including questions regarding the interpretation, meaning or performance of this Agreement, and including claims based on contract, tort, common law, equity, statute, regulation, order or otherwise (each a “Dispute”) shall be considered in person or by telephone by the Technical Contacts for each Party within seven (7) Business Days of receipt of a notice from either Party specifying the nature of the Dispute. The Technical Contacts for each Party shall meet as often as the Parties deem reasonably necessary to gather and furnish to each other all information within the possession of each Party with respect to the Dispute in issue which is appropriate and germane in connection with its resolution. The Technical Contacts shall discuss the problem and negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding relating thereto.

10.3 Mediation. If the Technical Contacts are unable to resolve the Dispute within thirty (30) days of their first meeting, either Party may give the other notice of the existence of a continuing impasse and the Parties shall thereafter immediately submit the Dispute to mediation. The Parties will act in good faith to jointly appoint a mutually acceptable mediator and if they cannot agree to a mediator within fifteen (15) days after submission of the Dispute to mediation, the American Arbitration Association sitting in Los Angeles, California (“AAA”) shall select the mediator. Commencing upon the date of selection of the mediator, the Parties agree to participate in good faith in the mediation process and negotiations related thereto for a period of thirty (30) days and any extension of such period as mutually agreed to by the Parties. Each Party shall bear its own costs relating to such mediation, and the Parties shall equally share the mediator's fees.

10.4 Arbitration. If the Dispute is not resolved within thirty (30) days after the beginning of the mediation and any extension of such periods as mutually agreed to by the Parties, either Party may submit the Dispute to binding arbitration administered by the AAA in accordance with its Commercial Arbitration Rules. The arbitration shall be heard and determined by a single arbitrator mutually selected by the Parties or, if they cannot agree within 30 days after demand for arbitration is given, then selected by the AAA (the “Arbitrator”), and such Arbitrator shall be an attorney having experience and familiarity with intellectual property disputes. The arbitration proceeding shall be conducted in the English language in Los Angeles, California. Each Party shall bear its own costs relating to such arbitration, and the Parties shall equally share the Arbitrator’s fees.

10.5 Recourse to Courts and Other Remedies. Nothing in this Article 10 shall prevent either Party from seeking injunctive relief that such Party deems necessary with respect to any Dispute that by its nature is not curable, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the claim). Each Party irrevocably consents and submits to the exclusive jurisdiction of the courts of the State of California and the federal courts situated in the in Southern District of California, in connection with any action permitted under this Section 10.5.

Article 11.

Miscellaneous

11.1 Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent will not be unreasonably withheld, delayed, or conditioned; provided, however, that Ampersand or Zander may, without such consent, assign this Agreement together with all of its rights and obligations hereunder to its Affiliates, or to a successor in interest in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of a Change of Control. Any purported assignment in violation of the preceding sentences will be void. Any permitted assignee or successor will assume and be bound by all obligations of its assignor or predecessor under this Agreement.

11.2 Force Majeure. No Party shall be in default or be liable for any delay in performance or for any non-performance caused by circumstances beyond the reasonable control of such Party, including but not limited to acts of God, explosion, fire, flood, accident, strike or other labor disturbance, war (whether declared or not), terrorism, sabotage, order or decree of any court or action of any governmental authority, or other causes, whether similar or dissimilar to those specified, that cannot reasonably be controlled by the Party who failed to perform.

11.3 Severability. The provisions of this Agreement shall be deemed severable. Therefore, if any part or provision of this Agreement is rendered void, invalid or unenforceable in any jurisdiction in which this Agreement is performed, then such part or provision shall be severed from the remainder of the Agreement only as to such jurisdiction. Such severance shall not affect the validity or enforceability of the remainder of this Agreement unless the part or parts that are void, invalid or unenforceable as aforesaid shall substantially impair the value of the whole agreement to a Party.

11.4 Notices. Notices under this Agreement shall be in writing and (a) personally delivered, (b) sent by international overnight courier, or (c) sent by facsimile transmission. Notices sent by overnight courier or transmitted by facsimile shall be effective on the business day of the addressee next following the day on which the notice was sent or transmitted. Notices hereunder shall be addressed to:

If to Ampersand:

Ryan Beal, MD

Ampersand Biopharma, LLC.,

3657 E Thousand Oaks Blvd

Westlake Village, CA 91362

ryan.beal@ampersandbiopharma.com

213-309-8625

If to Zander:

Harry Lander, PhD

Zander Therapeutics, Inc.

4700 Spring Street, Suite 304

La Mesa, CA 91942

harry.lander@regenbiopharma.com

(917) 696-1991

In proving notice by overnight courier, it shall be sufficient to provide actual receipts from the post office or the courier pertinent to the notice. In proving notice by facsimile transmission, it shall be sufficient to provide a copy of the transmission confirmation.

11.5 Integration. This Agreement, including the Workplan, sets forth the entire agreement among the Parties relating to the subject matter herein and supersedes all previous agreements and understandings, whether oral or written, among the Parties with respect to the subject matter of this Agreement.

11.6 Amendment. This Agreement may not be modified, amended or discharged except as expressly stated in this Agreement or by a written agreement signed by an authorized representative of each Party.

11.7 Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, except that either Party may assign this Agreement to an Affiliate or in connection with a sale of all or substantially all of its business or assets or in connection with a merger with or into another Entity. This Agreement and the rights and obligations granted and undertaken thereunder shall be binding upon and inure to the benefit of the Parties hereto, and their successors, trustee(s) or receiver(s) in bankruptcy and permitted assigns.

11.8 Headings. The article and section headings in this Agreement are for convenience only and shall not constitute a part hereof.

11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A Party may evidence execution of the Agreement by electronic means (e.g. facsimile or comparable means).

11.10 Negotiation and Drafting. This Agreement was negotiated among the Parties, each of whom had the opportunity to consult with legal counsel during the negotiation, drafting, and execution of this Agreement, and the Parties agree that this Agreement shall not be construed against any Party as the drafter.

11.11 Export Controls. A recipient of technical data or products agrees to comply with all United States Department of Commerce and other United States export controls. Each Party agrees that, unless prior authorization is obtained from the Office of Export Administration, it will not knowingly ship or transfer technical data covered by this Agreement or any direct product of such technical data, directly or indirectly, to any country or any person or any entity in contravention of any Office of Export Administration requirement.

11.12 Relationship of Parties. Each of the Parties is an independent contractor of the other and nothing herein shall be deemed to constitute the relationship of partners, joint venturers, employees, nor of principal and agent between the Parties hereto.

11.13 Waiver. No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement.

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IN WITNESS WHEREOF, the Parties, through their respective duly authorized officers, have executed this Agreement to be effective as of the Effective Date first above written.

ZANDER THERAPEUTICS, INC.
By:	/s/Harry Lander
Harry Lander, Ph.D.
Its:	President and Chief Scientific Officer

AMPERSAND BIOPHARMA, LLC
By:	/s/ Ryan Beal
Ryan Beal, M.D.
Its:	CEO

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Exhibit A

Workplan

•	Prior to any research and development work to be performed by Ampersand or Zander under this Agreement, this Workplan shall be amended and agreed to in writing by both parties to specifically describe the work to be done with specific deliverables (e.g., study endpoints) under this Agreement.
•	The Use of Funds Table in this Workplan outlines the Parties’ current estimate of general expenses and work commitments of each Party. Both parties recognize that the Use of Funds Table contains estimated costs and that while best efforts have been made to estimate these costs, actual costs may be greater. In the event that the completion of the Workplan exceeds these budgets, both parties acknowledge that additional funds will be raised explicitly to fund the completion of the Workplan. Should these additional funds fail to be raised, this Agreement and associated workplan are null and void. However, neither Party has assumed the responsibility or is providing any warranty to raise or contribute any specific dollar amount to fund the Workplan and it is not a breach of this Agreement if a Party does not raise cash to fund the Workplan. Except as provided in Section 2.3 and 5.1 of this Agreement, each Party shall be responsible for its own costs for performing its responsibilities under the Workplan.

Deliverables

Zander Deliverables

1.	Suitable quantities of drugs in micronized form
2.	Drug structures
3.	Solubility & Stability data
4.	Suitable and transferable analytical methods
5.	Effective dose info based on in vitro/in vivo work

Ampersand Deliverables

1.	Understand the compatibility of NR2F6 Agonists and Antagonists with Ampersand technology
a.	Optimized formulation
b.	Develop assay to detect NR2F6 agonist
2.	Determine effect of Amperzan-100 in dog models of osteoarthritis, rheumatoid arthritis and atopic dermatitis
a.	Safety
b.	Efficacy
3.	Determine effect of Amperzan-200 in mouse and dog models of liquid and solid tumors
a.	Safety
b.	Efficacy

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Use of Funds Table

Zander		Ampersand
Item	Cost	Item	Cost
Agonist	600,000	Amperzan-100	515,000
PK studies in mice	100,000	Formulation studies	15,000
solubility studies	50,000	PK studies in mice	50,000
stability studies	100,000	Dog tests - osteoarthritis	150,000
acute tox studies	200,000	Dog tests - rheumatoid arthritis	150,000
in vivo cytokine expression	150,000	Dog tests - atopic dermatitis	150,000

Antagonist	730,000	Amperzan-200	815,000
final optimization med chem	130,000	Formulation studies	15,000
PK studies in mice	100,000	PK studies in mice	50,000
solubility studies	50,000	Dog tests - solid tumors	300,000
stability studies	100,000	Dog tests - liquid tumors	300,000
acute tox studies	200,000	Mouse tests - solid tumors	75,000
in vivo cytokine expression	150,000	Mouse tests - liquid tumors	75,000

Total:	$1,330,000		$1,330,000

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